Rule 424 (b)(3)
                             Reg. Statement No. 333-00415

Prospectus Supplement
(To Prospectus dated July 17, 1997)


              Northern States Power Company


             Two-for-One Common Stock Split



Stock Split Information

Northern  States Power Company is pleased to  inform  you
that your Board of Directors declared a two-for-one stock
split  at  the  Annual Meeting in April for common  stock
shareholders of record on May 18.  As a result,  you  are
entitled to one additional share for each share you  held
on  that  date.   The stock split will  not  change  your
proportionate interest in the Company.

Certificates

If  you hold shares in certificate form, we have enclosed
a  stock  certificate for the additional shares to  which
you  are  entitled  as  a  result  of  the  split.   Your
certificate  was  issued with the same  registration  and
address  as shown on our records on May 18.  A change  in
address will not affect the ownership of your stock,  and
you   do   not  have  to  return  your  certificate   for
correction. However, if your address has changed or if you want to change the registration of any or all of your shares, please contact our Shareholders Department. (See back for address and phone number.)

Your  original certificates are still valid  and  do  not
need  to  be  exchanged.   Please  retain  your  original
certificates with your additional certificate in a secure place, such as a safe-deposit box.

Dividend    Reinvestment   and   Stock   Purchase    Plan
Participants

If  you hold shares in a Dividend Reinvestment and  Stock
Purchase Plan Account, we have enclosed a Statement of Account showing the additional shares to which you are entitled as a result of the split. The additional shares were added directly to your account in book-entry form for safekeeping, and are listed as "Stock Split" on your Statement.

If  you  hold shares in a Dividend Reinvestment  and   in
certificate form, you will receive a Statement of Account and a stock certificate. These documents are being sent to you under separate mailings.

Tax Information

NSP has been advised by its General Tax Counsel that the stock split will not result in a gain or loss to shareholders for federal income tax purposes. However, any subsequent sale of shares may result in a taxable gain or loss. If you need more specific tax information, please consult with your personal tax advisor.

Dividend Information

The first quarter 1998 dividend of $0.705 per share was paid on April 20, 1998, to shareholders of record on April 9, prior to the split.

Future dividends will be declared and paid on the basis of your split shares. The Board will consider the second quarter dividend on June 24.

NSP Shareholders Department

For questions or instructions regarding transfer of ownership, change of address, change in denomination, Dividend Reinvestment elections or other matters, please contact:

          Northern States Power Company
          Shareholders Department
          414 Nicollet Mall
          Minneapolis  MN  55401

          Local Telephone:  (612) 330-5560

          Toll-Free Telephone:  (800) 527-4677


This letter constitutes part of your prospectus for the Plan and we suggest that you retain it for future reference.

June 1, 1998